EXHIBIT 99

                      SCB DEFERRED COMPENSATION AWARD PLAN

     Alliance Capital Management Holding L.P. hereby establishes the SCB Deferred Compensation Award Plan for the purpose of making deferred compensation awards to certain key employees expected to make a significant contribution to the future growth and success of Alliance Capital Management Holding L.P., Alliance Capital Management L.P. and their respective subsidiaries.

     (a). Definitions. Whenever used in the Plan, each of the following terms shall have the meaning for that term set forth below:

          (i) "Alliance" means Alliance Capital Management L.P.

          (ii) "Annual Award Period" means each of three successive 12-month periods commencing as of the Effective Date.

          (iii) "Award" means any Money Market Shares or Holding Units granted pursuant to the provisions of the Plan.

          (iv) "Award Agreement" means any written agreement, contract or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

          (v) "Award Period" means an Annual Award Period or the Final Award Period, as the case may be.

          (vi) "Cause" shall have, in the case of a Participant or Committee member who is a party to an employment agreement with Alliance that contains a definition of such term, the meaning contained in such employment agreement; and in the case of any other Participant or Committee member, shall mean termination of employment for engaging in (1) substantial and willful misconduct or (2) an activity that constitutes a felony.

          (vii) "Committee" shall mean a committee comprised of Lewis A. Sanders, Roger Hertog and any other individuals to be selected from time to time by Messrs. Sanders and Hertog in their sole discretion from a replacement list delivered to the Executive Committee, as such list may be supplemented from time to time by the Board of Directors of Sanford C. Bernstein Inc. by notice to the Executive Committee.

          (viii) "Company" shall mean Holding, Alliance and any corporation or other entity of which Holding or Alliance (1) has sufficient voting power (not depending on the happening of a contingency) to elect at least a majority of its board of directors or other governing body, as the case may be, or (2) otherwise has the power to direct or cause the direction of its management and policies.

          (ix) "Disability" shall mean, with respect to a Participant, a good faith determination by the Committee that the Participant is physically or mentally incapacitated and has been unable for a period of six consecutive months to perform substantially all of the duties for which the Participant was responsible immediately before the commencement of the incapacity. In order to assist the Committee in making such a determination and as reasonably requested by the Committee, a Participant will (1) make himself or herself available for medical examination by one or more physicians chosen by the Committee and approved by the Participant, whose approval shall not be unreasonably withheld, (2) grant the Committee and any such physicians access to all relevant medical information relating to the Participant, (3) arrange to furnish copies of medical records to the Committee and such physicians, and (4) use his or her best efforts to cause the Participant's own physicians to be available to discuss the Participant's health with the Committee and its chosen physicians.

          (x) "Effective Date" means October 2, 2000.


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          (xi) "Eligible Employee" means (1) any employee of the Company who was, as of the Effective Date, a stockholder of Sanford C. Bernstein Inc. or a participant in the Sanford C. Bernstein Inc. Principals' Profit-Sharing Pool, (2) any employee of the Company hired to replace any such individual and (3) any other employee selected with the approval of both the Executive Committee and the Committee.

          (xii) "Executive Committee" means the Executive Committee (formerly the Management Compensation Committee) of Alliance.

          (xiii) "Final Award Period" means the 3-month period immediately following the end of the third Annual Award Period.

          (xiv) "Good Reason" shall have, in the case of a Participant or Committee member who is a party to an employment agreement with the Company that contains a definition of such term, the meaning contained in such employment agreement; and in the case of any other Participant or Committee member, shall mean the assignment to such individual without the individual's consent of duties and responsibilities that are inferior to those that were previously assigned to such individual. For this purpose an individual will be deemed to have consented to any change in the individual's duties or responsibilities unless a written objection to such change signed by such individual is delivered to the Executive Committee within 90 days of such change.

          (xv) "Holding" means Alliance Capital Management Holding L.P.

          (xvi) "Holding Units" means units representing assignments of beneficial ownership of limited partnership interests in Holding.

          (xvii) "Money Market Share" means a share of Alliance Capital Reserves or such other publically registered money market mutual fund selected from time to time by the Executive Committee.

          (xviii) "Partners Plan" means the Amended and Restated Alliance Partners Compensation Plan.

          (xix) "Termination of Employment" with respect to a Participant shall mean that the Participant no longer performs services as an employee of any Company other than pursuant to a severance or special termination arrangement.

     (b). Award Pool.

          (i) As of the first day of each Annual Award Period the award pool available for the granting of new Awards under the Plan shall consist of
     (i) cash equal to (A) $96 million plus (B) the amount of any distributions or dividends paid or deemed paid on any unallocated Holding Units and Money Market Shares during the prior Annual Award Period (where such amount has not otherwise been allocated under an Award) and (ii) (A) Holding Units and Money Market Shares not allocated at any time during any prior Annual Award period plus (B) Holding Units and Money Market Shares forfeited and not reallocated during the prior Annual Award Period.

          (ii) During the Final Award Period the award pool available for the granting of awards under the Plan shall consist of (i) cash equal to the amount of distributions or dividends paid or deemed paid on unallocated Holding Units and Money Market Shares, if any, during the prior Annual Award Period and (ii) Holding Units and Money Market Shares forfeited and not reallocated during the prior Annual Award Period.

          (iii) At the beginning of each Annual Award Period and the Final Award Period all cash available under the award pool as described in
     Section 2(a) and (b) above will be converted into Holding Units and Money Market Shares. The Committee will determine the percentage of such cash then available in the award pool that will be converted into Holding Units and the percentage that will be converted into Money Market Shares, taking account of Participants' elections under Section 3. As soon as practicable after making such determination, the Committee will provide written notice to the Executive Committee stating the percentage of the award pool that should be

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     converted into Holding Units and the percentage that should be converted into Money Market Shares. The date such notice is provided to the Executive Committee with respect to an Award Period shall hereinafter be referred to as the applicable "Allocation Notice Date" for such Award Period.

          (iv) Notwithstanding anything to the contrary (A) any Holding Units and Money Market Shares that are not awarded to Participants under the Plan (other than Holding Units and Money Market Shares awarded and subsequently forfeited) prior to the end of the third Annual Award Period will not thereafter be available for the granting of Awards during the Final Award Period or any time thereafter, (B) any Holding Units and Money Market Shares available for the granting of Awards during the Final Award Period that are not used for the granting of Awards prior to the end of the Final Award Period will not thereafter be available for the granting of awards any time after the end of the Final Award Period and (C) no Awards will be granted under the Plan after the end of the Final Award Period.

     (c). Grant of Awards.

          (i) During each Award Period, the Committee may in its sole discretion, make Awards from the available award pool for that Award Period to Eligible Employees (each a "Participant"). The Committee may vary the amount of Awards to a particular Participant from one Award Period to another and may determine that a Participant who received an Award in a particular Award Period is not eligible to receive any Award with respect to any subsequent Award Period.

          (ii) If an Award is made from Holding Units and Money Market Shares available in the award pool, the Award shall be expressed and communicated to the Participant in terms of the number of Holding Units and Money Market Shares underlying the Award.

               (c) If an Award is made from cash available in the award pool, the Award shall initially be expressed and communicated to the Participant in terms of the cash amount of the Award, and within 30 days of receiving notice of such Award the Participant shall elect the percentage of such Award that shall be denominated in Holding Units and the percentage that shall be denominated in Money Market Shares, the sum of such percentages being 100%. The percentage of a Participant's Award to be denominated in Money Market Shares will be deemed invested in Money Market Shares as of the date the Award is granted. With respect to any portion of an Award made in the form of Money Market Shares, the Participant will receive an amount equal to the dividends paid on such Money Market Shares commencing on the date the Award is granted (net of withholding). With respect to any portion of an Award made in cash and subsequently converted into Money Market Shares, any dividends paid on such Money Market Shares from the date the Award is granted until the applicable Allocation Notice Date will be deemed to be reinvested in Money Market Shares as of the applicable Allocation Notice Date and the number of Money Market Shares under such Award will be increased accordingly. The dividends paid on the Money Market Shares after the applicable Allocation Notice Date will be distributed to the Participant as and when paid (net of withholding). The percentage of any cash Award to a Participant to be denominated in Holding Units shall be converted into Holding Units as soon as practicable as directed by the Executive Committee and the number of Holding Units to which such Award is converted will be determined based on the following general principals:

              (i) To the extent that Holding Units are made available by the Executive Committee prior to the applicable Allocation Notice Date, each such Holding Unit shall be valued at the average regular session closing price of a Holding Unit reflected on the NYSE composite tape for the five consecutive trading days immediately preceding the applicable Allocation Notice Date, net of applicable commissions and purchase transaction fees.


              (ii) To the extent that Holding Units are made available by the Executive Committee after the applicable Allocation Notice Date, each such Holding


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                                    Unit shall be valued based on the cost of
                                    the Holding Units purchased by the Company, net of applicable commissions and purchase transaction fees, as determined pursuant to the purchase and pricing methodologies generally used under the Partners Plan. Any such Holding Unit that is a newly issued Holding Unit acquired directly from Holding, shall have a value equal to the average regular session closing price of a Holding Unit reflected on the NYSE composite tape for the five consecutive trading days immediately preceding the date such Holding Unit is issued.

              (iii) To the extent that the Executive Committee determines in its sole discretion that any portion of the award pool will not be converted into actual Holding Units or that such conversion will be delayed, that portion of the award pool will be deemed to be notionally invested in Holding Units and the value of each such notional Holding Unit will be the average regular session closing price of a Holding Unit reflected on the NYSE composite tape for the five consecutive trading days immediately preceding the applicable Allocation Notice Date.

               As and when the cash available in the award pool at the start of an Award Period is converted into Holding Units those Holding Units will be allocated proportionally among the relevant Award recipients based on the amounts such recipients elected to have denominated in Holding Units. With respect to the amount of a Participant's Award which the Participant has elected to have denominated in Holding Units, the Participant will not receive any payment or credit in connection with any distribution made by Holding to its unitholders in respect of the calendar quarter of Holding ended immediately prior to the date such Award is granted to the Participant, even if that Award is deemed to be invested in Holding Units prior to the Holding unitholder record date for such distribution. To the extent that an Award is deemed invested in Holding Units as of any subsequent Holding unitholder record date, the Participant will receive an amount equal to the distributions that the Participant would receive if the Participant held an equal number of Holding Units directly as of such record date (net of withholding). To the extent that an Award remains denominated in cash as of the Holding unitholder record date for distributions in respect of the calendar quarter in which the Award was granted, as of such record date the Participant will be credited with an amount equal to the dividends that such cash amount would have yielded if invested in Money Market Shares from the date the Award was granted through the last day of the calendar quarter in which the Award was granted. To the extent that an Award remains denominated in cash as of the Holding unitholder record date for distributions in respect of any calendar quarter following the calendar quarter in which the Award was granted, as of such record date the Participant will be credited with an amount equal to the dividends that such cash amount would have yielded if invested in Money Market Shares for the duration of the calendar quarter to which such record date applies. Each of the foregoing dividend amounts will be deemed to be applied toward the purchase of Money Market Shares as of the Holding unitholder record date on which such amounts are determined and such Money Market Shares will be credited to the Participant as part of the Award to which such amounts correspond.

               (d) The forms of notice to be provided to Participants under this Section 3 shall be subject to prior review and approval by the Executive Committee.

               (e) A bookkeeping account will be established in the name of each Participant to which will be posted the aggregate cash amount and number of Holding Units and Money Market Shares relating to each Award to the Participant.

     (d). Vesting and Forfeiture of Awards.

          (i) Each Award shall vest with respect to one-third of the Holding Units and Money Market Shares representing such Award as of each of the first, second and third anniversary of the grant date of the award,


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     provided that the Participant remains in the employ of the Company as of each such anniversary, except that all outstanding Awards held by a Participant will fully vest:

               (A) upon the Participant's death, Disability or attainment of age 65 prior to the Participant's Termination of Employment;

               (B) if the Committee shall so determine, upon the Participant's Termination of Employment without Cause; or

               (C) as of the date that the employment of all Committee members (after having exhausted all replacements) has either been (A) terminated involuntarily other than for Cause or (B) terminated by such Committee members for Good Reason.

              If, with respect to any Award, a vesting event described in (i),
         (ii) or (iii) above occurs prior to the applicable Allocation Notice Date, then notwithstanding anything else to the contrary, the Award shall be treated as if the Participant had elected the Award to be denominated wholly in Money Market Shares. If, with respect to any Award, a vesting event described above in this Section 4(a) occurs after the applicable Allocation Notice Date but before the date the Participant has received notice of the number of Holding Units (if any) and Money Market Shares into which the Participant's Award has been converted, the Participant will nonetheless be vested in the appropriate number of Holding Units (if any) and Money Market Shares, determined pursuant to Section 3 and this Section 4(a), and the Participant's plan account will be credited with such Holding Units (if any) and Money Market Shares as soon as practicable in accordance with the terms of the Plan.

          (ii) In the event of a Participant's Termination of Employment for reasons other than those described in Section 4(a) above, to the extent that any portion of any Award made to the Participant is not vested as of, or in connection with, the Participant's Termination of Employment, the Holding Units and Money Market Shares comprising the unvested portion of such Award shall be forfeited by the Participant. Any portion of any Award forfeited during the first or second Annual Award Period shall be available for the granting of new Awards prior to the end of the third Annual Award Period as described in Section 2 above. Any portion of any Award forfeited during the third Annual Award Period shall be available for the granting of new Awards prior to the end of the Final Award Period. Any portion of any Award forfeited at any time after the third Annual Award Period shall not be available for the granting of any new Awards at any time.

     (e). Distributions.

          (i) All dividends on Money Market Shares and all distributions on Holding Units underlying Awards will be distributed to Participants as and when such amounts are paid in respect of Money Market Shares and Holding Units (net of withholding), subject to Section 3.

          (ii) As of the grant date of an Award the Participant shall elect a distribution date for the vested portion of such Award, which shall in no event be sooner than the date that the Award becomes fully (100%) vested pursuant to Section 4(a) above, provided, however, that the Committee may accelerate the distribution of any vested Award upon the Participant's Termination of Employment. Subject to the foregoing, the Committee shall establish the permissible periods of deferral and the times and events of distribution which may be elected by a Participant under the Plan, provided that no distribution election made by a Participant with respect to an Award may thereafter be voluntarily accelerated by the Participant or further deferred by the Participant, except for further deferral elections that are made at least one year prior to the scheduled distribution commencement date for such award and that defer commencement of such distribution for at least three years beyond the scheduled distribution commencement date.

          (iii) Distributions of an Award shall be made in-kind.


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          (iv) Distributions shall be made in a single lump sum or in substantially equal annual installments over a period of up to 10 years, as elected by the Participant under an election or amended election made pursuant to the rules above, provided, however, that any distribution to be made in installments may be accelerated and paid in full at the election of the Committee at any time after the commencement of such installments; and further provided that any distribution may be made at the discretion of the Committee upon a Participant's Termination of Employment notwithstanding any election by the Participant to receive distributions at a later date. Notwithstanding anything to the contrary, a Participant's entitlement to distributions may be subject to such conditions as the Committee may determine (and set forth in the Award Agreement).

          (v) Notwithstanding anything to the contrary, the Executive Committee may terminate the Plan at any time after the tenth anniversary of the Effective Date, in which event all Awards under the Plan shall be distributed in the manner determined by the Executive Committee in its sole discretion, provided that distributions to a Participant shall continue to be made in accordance with such Participant's distribution election as in effect as of the date the Plan is terminated if (i) distributions have commenced under the Participant's distribution election and (ii) at the time of the termination of the Plan either the Participant has attained age 60 or the sum of the Participant's age and years of service with the Company and the Company's predecessors equals or exceeds 60.

          (vi) To the extent provided by the Executive Committee, each Participant may file with the Committee a written designation of one or more persons, including a trust or the Participant's estate, as the beneficiary entitled to receive, in the event of the Participant's death, any amount or property to which the Participant would otherwise have been entitled under the Plan. A Participant may, from time to time, revoke or change his or her beneficiary designation by filing a new designation with the Committee. If (i) no such beneficiary designation is in effect at the time of a Participant's death, (ii) no designated beneficiary survives the Participant, or (iii) a designation on file is not legally effective for any reason, then the Participant's estate shall be the Participant's beneficiary.

    (f).   Administration of the Plan.

          (i) Except as otherwise provided under Sections 2 and 5 above and
     Section 6(b) below, the Plan shall be administered by the Committee which shall have discretion to establish, modify and revoke rules for the administration of the Plan, make Awards and exercise all discretion reserved to the Committee under the terms of the Plan or any Award Agreement and decide all questions involving interpretation of the Plan and any Award Agreement. All such determinations by the Committee shall be final and binding on all parties.

          (ii) In the event that all Committee members (after exhausting all replacements) cease to be employed by the Company for any reason, all of the administrative powers of the Committee under Section 6(a) above and all discretion allocated to the Committee under the terms of the Plan and any Award Agreement shall thereafter be exercised by the Executive Committee and all references to the Committee in the Plan and each Award Agreement shall be deemed to refer to the Executive Committee.

          (iii) Any Participant or beneficiary of a deceased Participant (such Participant or beneficiary being referred to below as a "Claimant") may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. The claim must state with particularity the determination desired by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant. The Committee shall consider a Claimant's claim within a reasonable time, and shall notify the Claimant in writing:

               (A) that the Claimant's requested determination has been made, and that the claim has been allowed in full; or


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               (B) that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination, and such notice must set forth in a manner calculated to be understood by the
          Claimant:

                    (1) the specific reason(s) for the denial of the claim, or any part of it;

                    (2) specific reference(s) to pertinent provisions of the
               Plan upon which such denial was based;

                    (3) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

                    (4) an explanation of the claim review procedure set forth below in this Section 6(c).

              Within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant's duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant's duly authorized representative):

                    (i) may review pertinent documents;

                    (ii) may submit written comments or other documents; and/or

                    (iii) may request a hearing, which the Committee, in its
               sole discretion may grant.

              The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee's decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

                    (i) specific reasons for the decision;

                    (ii) specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

                    (iii) such other matters as the Committee deems relevant.

              A Claimant's compliance with the foregoing provisions of this
         Section 6(c) is a mandatory prerequisite to a Claimant's right to commence any legal action with respect to any claim for benefits under this Plan.

     (g). Amendment and Termination of the Plan.

     Alliance reserves the right at any time, subject to the consent of the Committee but without the consent of any Participant and for any reason, to amend, suspend or terminate the Plan in whole or in part in any manner; provided that no such amendment, suspension or termination shall adversely affect (in any manner not initially permitted under the Plan) any right of any Participant with respect to any Award granted prior to such amendment, suspension or termination. The Executive Committee reserves the right to terminate the Plan as provided in Section 5(e). Subject to the foregoing, the Plan shall terminate as of the date that all Awards have been fully distributed in accordance with the Plan.

     (h). General Provisions.

          (i) The Plan shall be an unfunded plan for the benefit of a select group of management or highly compensated employees of the Company. The benefits under the Plan shall be payable from the general assets of Alliance. Alliance is not required to fund any such amounts until the time that such amounts become distributable


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     under the Plan, provided, however, that Alliance may, in its sole discretion, adopt a "rabbi trust" for the purpose of funding all or any portion of the benefits under the Plan, the terms of which rabbi trust, shall be determined in the sole discretion of Alliance.

          (ii) Neither the establishment of the Plan nor the grant of any Award or any action of any Company, the Board of Directors, the Committee or the Executive Committee pursuant to the Plan, shall be held or construed to confer upon any Participant any legal right to be continued in the employ of any Company. Each Company expressly reserves the right to discharge any Participant without liability to the Participant or any beneficiary, except as to any rights which may expressly be conferred upon the Participant under the Plan.

          (iii) No Participant or beneficiary shall have any right, title or interest whatsoever in, or to, any assets of any Company, including, without limitation, any investments which the Company may make to assist it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any other person.

          (iv) No right to receive any payment under the Plan may be transferred or assigned, pledged or otherwise encumbered by any Participant or beneficiary other than by will, by the applicable laws of descent and distribution or by a court of competent jurisdiction. Any other attempted assignment or alienation of any payment hereunder shall be void and of no force or effect.

          (v) If any provision of the Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included in the Plan.

          (vi) Any notice to be given by the Committee under the Plan to a Participant or beneficiary shall be in writing addressed to the Participant or beneficiary, as the case may be, at the last address shown for the recipient on the records of any Company or subsequently provided in writing to the Committee or the Executive Committee. Any notice to be given by a Participant or beneficiary under the Plan shall be in writing addressed to the Committee at the address of Alliance.

          (vii) Upon the vesting of any portion of an Award, applicable FICA taxes shall be required to be withheld from the Participant's cash compensation (or other cash amounts owed to the Participant), and if such amounts are not sufficient to pay the necessary FICA taxes on a timely basis, the Participant shall be required to pay the necessary amount to the Company as a condition to the continuance of the Award. As a condition to distribution of any portion of an Award, applicable federal, state and local tax withholding shall be due, and shall be paid by the Participant pursuant to procedures similar to those permitted under the Partners Plan.

          (viii) Section headings herein are for convenience of reference only and shall not affect the meaning of any provision of the Plan.

          (ix) The provisions of the Plan shall be governed and construed in accordance with the laws of the State of New York.